Exhibit 1.1

AMENDMENT NO. 1 TO
AT THE MARKET OFFERING AGREEMENT

December 10, 2025

H.C. Wainwright & Co., LLC

430 Park Avenue, 3rd Floor

New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 1 to the At the Market Offering Agreement (this “Amendment”) is entered into as of the date first written above by Addex Therapeutics Ltd, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland (the “Company”), and H.C. Wainwright & Co., LLC, as sales agent and/or principal (the “Manager”), which are parties to that certain At the Market Offering Agreement, dated as of January 30, 2024 (the “Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH THAT:

WHEREAS, Section 14 of the Agreement permits the Company and the Manager to amend the Agreement; and

WHEREAS, the Company and the Manager now desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Manager agree as follows:

1.	The definition of “Depositary” in Section 1 of the Agreement is amended and restated as set forth below:

““Depositary” shall mean The Bank of New York Mellon.”

2.	The definition of “Depositary’s Counsel” in Section 1 of the Agreement is amended and restated as set forth below:

““Depositary’s Counsel” shall mean Emmet, Marvin & Martin, LLP.”

3.	Section 2(b)(vii) of the Agreement is hereby deleted and replaced with the following:

“Unless otherwise agreed between the Company and the Manager, settlement for sales of the ADSs will occur at 10:00 a.m. (New York City time) on the second (2nd) Trading Day (or any other settlement cycle as may be in effect from time to time under Exchange Act Rule 15c6-1) following the date on which such sales are made (each, a “Settlement Date”). On or before the Trading Day prior to each Settlement Date, the Company will, or will cause its Depositary to, electronically transfer the ADSs being sold by crediting the Manager’s (or its designated broker-dealer’s) account (provided that the Manager shall have given the Company written notice of such account information at least one Trading Day prior to the Settlement Date) at The Depository Trust Company (“DTC”) by delivery order or by such other means of delivery as may be mutually agreed upon by the parties hereto which ADSs in all cases shall be freely tradable, transferable, registered ADSs in good deliverable form. On each Settlement Date, the Manager will deliver the related Net Proceeds in same day funds to an account designated by the Company. The Company agrees that, if the Company defaults in its obligation to deliver duly authorized ADSs on a Settlement Date, in addition to and in no way limiting the rights and obligations set forth in Section 7 hereto, the Company will (i) hold the Manager harmless against any loss, claim, damage, or reasonable, documented expense (including reasonable and documented legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (ii) pay to the Manager any commission, discount or other compensation to which the Manager would otherwise have been entitled absent such default.”

4.	All references in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Agreement shall continue to refer to the date of the Agreement, unless amended otherwise herein. Except as set forth herein, the provisions of the Agreement are not amended or waived, and remain in full force and effect.

5.	Sections 13, 14, 15, 16 and 17 of the Agreement are hereby incorporated by reference herein, mutatis mutandis, and apply equally to this Amendment and the Agreement as amended by this Amendment.

If the foregoing correctly sets forth the understanding between the Company and the Manager, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Agreement between the Company and the Manager.

[Signature Pages Follow]

Very truly yours,

ADDEX THERAPEUTICS LTD

By:	/s/ Tim Dyer
Name:	Tim Dyer
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the At the Market Offering Agreement]

ACCEPTED as of the date first-above written:

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward Silvera
Name:	Edward Silvera
Title:	Chief Operating Officer

[Signature Page to Amendment No. 1 to the At the Market Offering Agreement]